Exhibit 99.1

Vuzix Provides Business Update and Reports its Third Quarter 2017 Financial Results

Total third quarter revenue increased by 141% over the prior year

ROCHESTER, N.Y., November 9, 2017 - Vuzix® Corporation (NASDAQ: VUZI), a leading supplier of Smart Glasses, Augmented Reality (AR) technologies and products for the consumer and enterprise markets, today reported its third quarter financial results for the period ended September 30, 2017.

Third Quarter 2017 and recent highlights included:

•	Posted third consecutive quarter of sequential growth and record revenue. Revenue for the third quarter 2017 was $1,405,100 or an increase of 141% compared to $582,549 for the third quarter of 2016.

•	Vuzix quarterly smart glasses revenues eclipsed $1,000,000 for the first time in the Company’s history with $1,027,397 of sales, an increase of 171% compared to $379,053 for the third quarter of 2016, representing sequential growth of 45% compared to the second quarter of 2017.

•	Recognized $266,687 of engineering services revenues during the third quarter on our enterprise smart glasses development project with Toshiba. The remaining development work associated with Toshiba is expected to be completed in the fourth quarter, which will result in approximately $221,000 of revenue in the fourth quarter and the delivery of PVT devices. Vuzix expects to move this new product into volume production for Toshiba in early 2018.

•	Realized further improvements in the gross margins on sales of the M300 Smart Glasses now that offshore volume manufacturing has been brought online.

•	Added a new Tier-1 consumer electronics firm focused on integrating our waveguide and display engine technology into their future consumer products roadmap.

Management Commentary

“We saw direct product gross margin improvements from our flagship enterprise device, the M300 in the third quarter compared to the second quarter of 2017. And while our third quarter smart glasses sales were impacted by limited supply of inventory due to some manufacturing challenges related to the M300, the Company achieved record quarterly smart glasses product revenue despite these headwinds,“ said Paul Travers, President and CEO of Vuzix. “The manufacturing challenges have been addressed by our offshore contract manufacturer and their production line is now producing M300s in high volume. During the third quarter, we continued to leverage our industry leading optics and wearable display technology and added a third Tier-1 consumer electronic customer. This new Tier-1 customer is working with us to develop a consumer product using Vuzix waveguides and projector engines that is unrelated to smart glasses.

The following table compares the Company’s summarized Statement of Operations data for the quarter ended September 30, 2017:

	For 3 Months Ended September 30,
	2017	2016

Sales of Products	$1,138,413	$582,549
Sales of Engineering Services	266,687	-

Total Sales	1,405,100	582,549

Total Cost of Sales	1,497,101	819,116

Gross Loss	(92,001)	(236,567)

Operating Expenses:
Research and Development	1,506,307	2,177,957
Selling and Marketing	908,797	839,497
General and Administrative	1,612,542	1,274,698
Depreciation and Amortization	251,366	196,370
Loss on iWear Inventory Revaluation	1,151,482	-

Loss from Operations	(5,522,495)	(4,725,089)

Total Other Income (Expense)	20,253	(310,772)

Loss Before Income Taxes	(5,502,242)	(5,035,861)
Provision (Benefit) for Income Taxes	-	-

Net Loss	$(5,502,242)	$(5,035,861)

Third Quarter 2017 Financial Results

For the three months ended September 30, 2017 total revenues were $1,405,100, an increase of 141% compared to $582,549 for the three months ended September 30, 2016. The increase of revenue for the 2017 quarter was primarily the result of M300 Smart Glasses sales and engineering services for a specialized version of our smart glasses for Toshiba.

There was an overall total gross loss of $92,001 for the three months ended September 30, 2017 as compared to a gross loss of $236,567 for the three months ended September 30, 2016. Product gross profit for the 2017 was $48,532 versus a loss of $236,567 for the 2016 quarterly period, reflecting improved M300 margins and higher total overall revenues on which to absorb the generally fixed manufacturing overhead costs. The 2017 quarter’s overall negative gross margin was driven by the expected increase in completion costs related to the Toshiba development program, a fixed price contract, which resulted in the recognition of $140,533 loss on the revenues reported this quarter.

Research and Development (R&D) expense was $1,506,307 for the three months ended September 30, 2017 compared to $2,177,957 for the three months ended September 30, 2016. The decrease of R&D expense for the quarter ended September 30, 2017 compared to the same period in 2016 was primarily driven by a $716,408 reduction in R&D development costs and related consultant fees as compared to the 2016 period, when the M300 Smart Glasses were still in development internally and with our outside contractors actively assisting in that development work; and the reclass of $152,231 of internal wages related to the Toshiba engineering program during third quarter when gross R&D compensation costs rose $167,922.

Selling and Marketing expense was $908,797 for the three months ended September 30, 2017 compared to $839,497 for the three months ended September 30, 2016. The increase of selling and marketing expense for the quarter was primarily the result of increased marketing costs related to the M300 offset by a reduction in trade show costs.

General and administrative expense was $1,612,542 for the three months ended September 30, 2017 compared to $1,274,698 for the three months ended September 30, 2016. The increase of general and administrative expense for the 2017 quarter compared to the same period in 2016 was primarily the result of increase salary and stock compensation costs due to the hiring of new accounting and internal IR personnel and the Company’s new COO offset by reductions in Sarbanes-Oxley consultant expense and reduced spending on investors relations activities.

The net loss for the three months ending September 30, 2017 after accrued preferred share dividends was $5,937,563 or $0.28 cents per share versus a net loss of $5,446,014 or $0.32 for the same period in 2016.

As of September 30, 2017, the Company maintained cash and cash equivalents of $8,677,341, and an overall working capital position of $10,327,788.

“Scaling up our enterprise smart glasses business in 2017 has come with many challenges, however despite temporary headwinds in manufacturing and product availability, this quarter represents our third consecutive quarter of record revenue,” said Paul Travers, President and Chief Executive Officer of Vuzix. “Vuzix now has hundreds of active M300 pilot programs across a variety of industries and continues to see a fundamental shift occurring in the enterprise space from pilot programs moving to commercial volume multi-site rollouts. Our M300 gross margins continue to improve and with our various manufacturing processes and quality improvements in China, we are back on track to produce and deliver higher volumes to support our expectations of further growth in revenue in the fourth quarter of 2017 and beyond. The stage is set for another record year in 2018 for Vuzix driven by commercial enterprise smart glasses deployments and higher adoption rates.”

Conference Call Information

Date: Friday, November 10, 2017

Time: 9:00 a.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

Conference ID: 13673083

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers, Chief Financial Officer Grant Russell, and Chief Operating Officer Paul Boris who together will discuss operational and financial highlights for the second quarter ended September 30, 2017.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A replay will be available for 30 days, starting on November 10th, 2017, at approximately 11:00 a.m. (ET). To access the replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference ID# is 13673083.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses, Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and virtual and augmented reality. Vuzix holds 59 patents and 42 additional patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2017 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, R&D project successes, future operating results, and the Company's leadership in the Video Eyewear and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Media and Investor Relations Contact:

Matt Margolis, Director of Corporate Communications and Investor Relations, Vuzix Corporation matt_margolis@vuzix.com Tel: (585) 359-5952

Andrew Haag, Managing Partner, IRTH Communications

vuzi@irthcommunications.com Tel: (866) 976-4784

Vuzix Corporation, 25 Hendrix Road, Suite A, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com